EXHIBIT 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 26, 2019 (the “Effective Date”), by and between Marinus Pharmaceuticals, Inc. (the “Company”), a Delaware corporation with offices at Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, PA 19087, and Scott Braunstein, an individual residing in Livingston, New Jersey (the “Executive”) (the Company and the Executive, together, the “Parties”).

Recitals:

The Parties desire to enter into this Agreement to provide for the employment of the Executive by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

In consideration of the mutual promises, covenants, and conditions set forth in this Agreement, the Parties agree as follows:

Section 1. EMPLOYMENT POSITION, DUTIES AND RESPONSIBILITIES

a. Position.    The Company wishes to employ the Executive as the Executive Chairman of the Company, and the Executive hereby accepts the position of Executive Chairman for the term of this Agreement.  In this role, the Executive will have such corporate authority as determined by the Board of Directors of the Company.

b. The Executive’s Commitment.    The Executive shall be employed on a part-time basis, and the Executive agrees to commit a minimum of two days per week, or approximately 40% of the Executive’s business time (the “Minimum Time Commitment”) as an executive officer of the company.  The Executive shall perform his duties and responsibilities as Executive Chairman to the best of his abilities.  While subject to any provision of this Agreement, the Executive shall maintain loyalty to the Company and shall take no action that would directly or indirectly promote any competitor or injure the Company’s interests.  The Executive may engage in other business and professional activities that do not interfere with his obligations under this Agreement, provided that each of those activities is first disclosed to and approved by the Board.

Section 2. TERM AND TERMINATION OF EMPLOYMENT
a. Term. The Executive’s employment with the Company shall commence on the Effective Date and shall continue until terminated as provided in this Section 2 (the “End Date”).

b. Termination upon Death. The Executive’s employment hereunder shall terminate immediately upon the death of the Executive.

c. Termination by Executive.  The Executive’s appointment hereunder shall terminate immediately upon the date the Executive no longer serves as Executive Chairman and provides the Minimum Time Commitment in that capacity.

d. Termination by the Company for “Reasonable Cause.”  The Executive’s employment may be terminated by the Company at any time upon a showing of “Reasonable Cause.”  “Reasonable Cause” shall be defined for the purposes of this Agreement as being any of the following:

(i) the Executive’s gross negligence or other misconduct that is materially injurious to the Company, monetarily or otherwise, including but not limited to any act or omission by the Executive of fraud, theft, dishonesty, embezzlement, falsification of records or moral turpitude;

(ii) the Executive’s willful violation of the Company’s bylaws, Code of Conduct or other Company policy that is materially detrimental to the Company’s best interest, after receiving at least 30 days of advance written notice and a reasonable opportunity to cure of an equivalent time period;

(iii) the Executive’s intentional failure to perform any lawful duties assigned to him by the Board after receiving at least ten days of advance written notice and the opportunity to cure to the satisfaction of the Board of an equivalent time period;

(iv) the commission by the Executive of any act that constitutes a felony under the laws of the United States or the State of the Company’s principal place of business; and
(v) any material breach by the Executive of Section 5, 6, 7 or 8 of this Agreement.

e. Other Termination.  The Executive may resign from his employment by the Company at any time, provided that he gives the Company at least ten business days’ prior written notice, which notice shall specify the effective date of the resignation.  The Company may terminate the Executive’s employment at any time, without “Reasonable Cause” by giving the Executive at least ten business days’ prior written notice of termination; provided, however, that the Company may, in the Company’s sole discretion, pay the  Executive’s Base Salary for the period of notice in lieu of providing such notice.

Section 3. COMPENSATION, BENEFITS AND EXPENSES

a. Base Salary.    The Company shall pay the Executive an annual gross base salary of $215,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time.  The Executive’s Base Salary will be reviewed annually following the Effective Date of this Agreement.  At or about the time of such reviews, the Executive’s Base Salary may be adjusted upward or remain the same in the sole discretion of the Board.

b. Annual Bonus.    The Executive shall be eligible to receive an annual bonus in an amount up to 50% of the Executive’s Base Salary, which bonus shall be prorated for 2019 based on the portion of the year during which the Executive is employed by the Company.  The amount of the annual bonus, if any, shall be determined by the Board in its sole discretion based upon achievement of corresponding annual goals; such annual goals shall be established by the Board no later than the end of each first calendar quarter during the term of this Agreement after considering input from the Executive. The bonus shall be paid in a single lump sum within two and one-half months after the close of each fiscal year.

c. Equity Incentive Awards.    The Executive will be granted a stock option under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), exercisable for the purchase of 240,000 shares of the Company’s Common Stock, subject to the execution of a stock option agreement in the form approved by the Company.  The exercise price of the stock option will be equal to the last reported sale price on the Nasdaq Global Market on the grant date.  The stock option will vest in 24 equal monthly installments of 10,000 shares each, commencing on the grant date and continuing until the End Date; provided that, if the End Date occurs before the option is vested in full, the final installment will vest on a pro-rata basis based on the number of days served during the respective month.  Vested options will expire on the earlier of the one-year anniversary after Executive’s continuous service on the Board of Directors terminates or ten years after the grant date.

d. Withholdings.    The Company shall withhold from any amounts payable as compensation all federal, state, municipal income and employment taxes and other withholdings as are required by any law, regulation, or ruling.

e. Effect of Termination on Other Provisions.    This Agreement shall continue in effect upon and after the termination of the Executive’s employment for any reason necessary to enforce the provisions of this Agreement that apply subsequent to any such termination, including any provisions relating to confidentiality, invention assignment, non-solicitation and non-competition.

f. Expense Reimbursement.  The Company shall timely reimburse the Executive for all out-of-pocket expenses incurred in connection with the Company’s business and the Executive’s performance of his obligations under this Agreement in accordance with the Company’s expense reimbursement policies in effect from time to time.

Section 4. PAYMENTS UPON TERMINATION

Upon the termination of the Executive’s employment under this Agreement for any reason, the Executive will receive payment for any and all unpaid Base Salary earned through the effective date of such termination subject to all applicable income and employment taxes and other required and elected withholdings, as soon as required by law but in no event later than the first regularly-scheduled pay date after the termination date, subject to execution of an unconditional and mutual release.

Section 5. CONFIDENTIALITY AND INVENTIONS

a. Confidential Information.  “Confidential Information” means trade secrets, know-how and other information relating to the Company’s business and not generally available to the public that are or have been disclosed to the Executive or with which the Executive becomes or has become familiar as a result of his employment with the Company.  Confidential Information includes, but is not limited to, information relating to the Company’s business practices and prospective business interests, products, processes, equipment, manufacturing, marketing programs, research, product development, engineering and intellectual property.  At any time during or after the Executive’s term of employment, unless the Executive receives the Company’s prior written consent, the Executive agrees that he will not disclose, use, disseminate, lecture upon or publish any part of the Company’s Confidential Information, whether or not developed by the Executive, unless the same is already in the public domain not as a result of the Executive’s disclosure.  Also, the Executive will have the same obligations with respect to the secret or confidential information of any other company or individual (including both the Company’s affiliates and third parties), to which the Executive gains or has gained access in connection with the Executive’s employment.  The Executive agrees that he will not disclose to the Company or induce the Company to use any secret confidential information of others, including former employers, with whom the Executive has obligations of secrecy.

b. Inventions.

(i) For purposes of this Section 5b, the term “Inventions” collectively means any and all ideas, concepts, inventions, discoveries, developments, know how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by the Executive alone or with others during the term of this Agreement and any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction.

(ii) The Executive agrees to disclose promptly to the Company all ideas and inventions that the Executive believes or should believe to be Inventions along with all relevant records thereof.  The Executive hereby assigns and transfers to the Company, without further consideration, the Executive’s entire right, title and interest (throughout the United States and Canada and in all other countries and jurisdictions), free and clear of all liens and encumbrances, in all and to all Inventions.  Such Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development.  In addition the Executive agrees to maintain adequate current written records on the development of all Inventions, which shall also remain the sole property of the Company.

(iii) In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, the Executive will assist the Company in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, due to the Executive’s incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by the Executive.

(iv) The Executive agrees that any idea, invention, writing, discovery, patent, copyright, trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Executive or with the

Executive’s aid within the one-year period commencing on the date of the termination of the Executive’s employment hereunder and if it relates to any business in which the Company was engaged as of such date.  The Executive agrees to disclose such idea, invention, writing, discovery, patent, copyright, trademark or similar item promptly to the Company along with all relevant information and records and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.  The Executive can rebut the above presumption if the Executive proves that the idea, writing, discovery, patent, copyright or trademark or similar item or improvement is not an Invention covered by this Agreement.

c. Conflicts of Interest. During the Executive’s employment with the Company, the Executive will promptly, fully and frankly disclose to the Company in writing:

(i) the nature and extent of any interest the Executive has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company, or its partners, subsidiaries or affiliates;

(ii) every office the Executive may hold or acquire, and every property the Executive may possess or acquire, whereby directly or indirectly, by which a duty or interest might be created in conflict with the interests of the Company (or its partners, subsidiaries or affiliates), or the Executive’s duties and obligations under this Agreement; and

(iii) the nature and extent of any conflict referred to in Section 5c(ii) above.

d. Avoidance of Conflicts of Interest.  The Executive acknowledges that it is the policy of the Company that all conflicts of interest of the sort described in Section 5c be avoided, and the Executive agrees to comply with all policies and reasonable directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to conflicts of interest of the sort described in Section 5c.  The Executive agrees that he will not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing the Executive’s obligations hereunder, and the Executive represents and warrants that the Executive has not entered into any such agreement, arrangement or understanding.

e. Documents.    The Executive acknowledges that all originals and copies of drawings, manuals, reports, notebooks, computer programs, photographs and any other recorded, written or printed matter relating to research, development, manufacturing operations, or the business affairs of the Company made or received by the Executive during the Executive’s employment are the property of the Company.  The rights comprised in the copyright of any of the above documents made by the Executive during the Executive’s employment shall be owned exclusively by the Company.  The Executive agrees to promptly surrender such property at the request of the Company and will not retain such property or copies thereof after termination of the term of  the Executive’s employment.  The Executive agrees to similarly return all other property of the Company such as equipment, samples and models.

Section 6. RESTRICTIVE COVENANT

From and after the date of this Agreement and through the one year period after the termination of the term of the Executive’s employment hereunder, the Executive shall not engage in any “Competitive Business.”  As used in this Agreement, a “Competitive Business” shall mean any business or enterprise engaged in the development, manufacture, commercialization, marketing or sale of any other technology, product or service that is directly competitive with the business in which the Company is actively engaged during the term of the Executive’s employment, including but not limited to any product or service in pre-clinical development or in clinical development, commercialized, marketed or sold by the Company during the term; provided, however, that the foregoing restriction shall not be construed to prohibit the Executive’s ownership of not more than 1% of any class of securities of any company that is engaged in any of the foregoing businesses, having a class of securities that are publicly owned and regularly traded on any recognized securities exchange or in the over-the-counter market, but only if such ownership represents a passive investment and the Executive does not, in any way, either directly or indirectly, manage or exercise control over any such company, guarantee any of its financial obligations, otherwise take part in its business.

Section 7. NON-SOLICITATION

a. Non-Solicitation of Customers and Other Third Parties.    From and after the date of this Agreement and through the one year period after the termination of the Executive’s employment with the Company, the Executive shall not solicit, entice or induce any person, company or other entity with which, at any time during the twelve months immediately preceding the date of the Executive’s termination, the Company has had any contractual or other business relationship, whether as a strategic partner, collaborator, customer or otherwise, into refraining from or reducing its business or relationship with the Company, or to terminate its relationship with the Company, and the Executive shall not approach any such person, company or other entity on behalf of any Competitive Business for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

b. Non-Solicitation of Employees.    From and after the date of this Agreement and through the one year period after the termination of the Executive’s employment with the Company, the Executive shall not solicit, entice or induce any person, whom at any time during the twelve  months immediately preceding the termination, was or remains an employee of the Company to become employed or engaged by the Executive or any person, firm, company or association in which the Executive has an interest, and the Executive shall not approach any such person for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

Section 8. REPRESENTATION AND WARRANTY BY THE EXECUTIVE

The Executive hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the date of this Agreement, the Executive is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, that would in any way restrict or prohibit him in any material way from undertaking or performing any of his obligations under this Agreement.  The foregoing representation and warranty shall remain in effect throughout the term of this Agreement.

Section 9. REMEDIES

a. Equitable Relief.    The Parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by the Executive of Section 5, 6, 7, 10 or 11 of this Agreement or the making of any untrue representation or warranty by the Executive in this Agreement.  Therefore, in any such event, and notwithstanding any other provision of this Agreement:

(i) the Company shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and

(ii) the Company’s obligation to make any payment or provide any benefit under this Agreement or the Release Agreement, including without limitation any severance benefits and insurance reimbursements, shall immediately cease.

b. Remedies Not Exclusive.    The Company’s remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.  To the extent required to be enforceable by applicable law, the cessation of the Company’s obligation to make payments or continue benefits under this Section 9 shall be deemed to be in the nature of liquidated damages.

Section 10. RETURN OF COMPANY PROPERTY

Immediately upon termination of the term of the Executive’s employment or upon the Company’s earlier request, the Executive shall return to the Company all Confidential Information and other items described in Section 5 and all originals and copies of any other property or information owned by the Company or relating to its business, that the Executive has in his possession or under his control, including all credit cards, papers, books, equipment, files, supplies and samples.

Section 11. MISCELLANEOUS PROVISIONS

a. Notices.    Unless otherwise agreed in writing by a Party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by the party, delivered by a national overnight delivery service, or when deposited postage paid, registered or certified mail, addressed to the party at its principal business or residence as set forth in the Company’s records or as known to or reasonably ascertainable by the Party required to give notice.

b. General Rules of Construction.    The Parties have participated jointly in negotiating and drafting of this Agreement.  If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of authorship.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

c. Meaning of Certain Words. The word “including” shall mean “including without limitation.” Any reference herein to a period of days shall mean calendar days unless otherwise expressly stated.

d. Waivers.    No assent, express or implied, by a Party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

e. Binding Effect; No Third Party Beneficiaries.    This Agreement shall bind and benefit the Parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns.  Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

f. Assignment.    Neither Party may assign this Agreement or any interest herein without the other’s prior written consent; provided that the Company may assign its interest to another entity that it controls, is controlled by, or is under common control with or to a successor in interest upon a Change of Control.

g. Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

h. Severability.    If any provision of this Agreement is found by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the Parties’ apparent intent as evidenced by this Agreement.  If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable.  If no such revision is possible, the offending provision shall be deemed stricken from this Agreement, and every other provision shall remain in full force and effect.

i. Survival.  The provisions of this Agreement that by their terms are intended to continue beyond the termination of the Executive’s employment, including but not limited to Section 5, 6, 7, 8, 9, 10 and 11 hereof, shall survive such termination of employment and shall continue in effect for the respective periods therein provided or contemplated.

j. Section 409A.

(i) It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to section 409A of the Code, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Section 409A.  The Parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  Specifically, any reimbursement of documented expenses provided pursuant to the terms of this Agreement (x) shall not affect the expenses eligible for reimbursement in any other year, (y) shall occur no later than the last day of the year following the year in which the expense was incurred, and (z) the right to such reimbursements shall not be subject to liquidation or exchange for another benefit.  For purposes of this Agreement, payments in connection with a termination of the Executive’s employment shall be made only if such termination constitutes a “Separation from Service” within the meaning of Section 409A.

(ii) If payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

(iii) If the Executive is a “specified employee,” within the meaning of Section 409A, on the date of his “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), any amounts payable on account of such separation from service that constitute “deferred compensation” within the meaning of Section 409A shall be paid no earlier than the earlier of the Executive’s death or six months following such separation from service, but only to the extent necessary to avoid the imposition of additional taxes under Section 409A.

k. Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the Commonwealth of Pennsylvania, without effect to any conflicts of law.

l. Effective Date. Upon execution by both Parties, this Agreement shall be effective as of the Effective Date.

m. Full Agreement; Modification.  This Agreement supersedes all other employment arrangements between the Executive and the Company, except that this Agreement shall not supersede any existing confidentiality, invention assignment, non-solicitation or non-competition agreements between the Executive and the Company.  This Agreement constitutes the entire agreement of the Parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both Parties.  The Parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

n. Counterparts; Delivery. This Agreement may be executed by the Parties in separate counterparts and may be delivered by either or both of the Parties by facsimile or electronic transmission.

(Signature page follows.)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement to be effective as of the date specified above.

MARINUS PHARMACEUTICALS, INC.

/s/ Scott BraunsteinBy:/s/ Seth H.Z. Fischer

Scott BraunsteinSeth H.Z. Fischer
Chairman of the Compensation Committee